SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 4, 2004

VIROPHARMA INCORPORATED

(Exact name of issuer as specified in charter)

DELAWARE	0-021699	23-2789550
(State or Other Jurisdiction of Incorporation or Organization)	(Commission file number)	(I.R.S. Employer Identification Number)

405 EAGLEVIEW BOULEVARD

EXTON, PENNSYLVANIA 19341

(Address of principal executive offices)

(610) 458-7300

(Registrant’s telephone number, including area code)

Item 5. Other Events.

The following capitalization table updates the information included in our Registration Statement on Form S-4 (No. 333-113790) and our Registration Statement on Form S-3 (No. 333-113791).

CAPITALIZATION

The following table sets forth the consolidated capitalization of ViroPharma at March 31, 2004:

•	as adjusted to give effect to the issuance of Plus Cash Notes in the exchange offer on the assumption that all of the outstanding existing notes were validly tendered and accepted for exchange;

•	as adjusted to give effect to the issuance for cash of an additional $25.0 million of Plus Cash Notes; and

•	as adjusted to reflect a net gain of $27.0 million on the assumed early extinguishment of outstanding existing notes. The net gain on the assumed early extinguishment of the outstanding existing notes was calculated as follows: the outstanding existing notes balance of $127.9 million less the deferred financing fees of $1.8 million, less $99.1 million, which represents the estimated fair value of the Plus Cash Notes issued pursuant to the exchange offer reflecting the exchange ratio of 77.5%. The estimated fair value of the Plus Cash Notes of $99.1 million was calculated by multiplying the $127.9 million outstanding existing notes balance by the exchange ratio of 77.5%. This extinguishment of debt will result in recognition of gain in our consolidated statement of operations in the period in which the exchange offer is consummated. We have assumed that our current year operating loss will exceed this gain and we will have no resulting tax liability.

In accordance with Statement of Financial Accounting Standards No. 133, “Accounting for Derivative Instruments and Hedging Activities,” as amended, or “Statement 133”, the make-whole provision contained in the Plus Cash Notes is not clearly and closely related to the characteristics of the Plus Cash Notes. Accordingly, the make-whole provision is an embedded derivative instrument and is required by Statement 133 to be accounted for separately from the debt instrument.

Based upon relevant information available as of April 26, 2004, we have estimated the fair value of the make-whole provision using a Monte Carlo simulation model to be approximately $2.8 million. The make-whole provision will be adjusted quarterly for changes in fair value during the first two years that any such Plus Cash Notes are outstanding, with the corresponding charge or credit to other expense or income. The estimated fair value of the make-whole provision of approximately $2.8 million will be recorded as a discount on the Plus Cash Notes. The discount on the Plus Cash Notes will be accreted to par value through quarterly interest charges over the five-year term of the Plus Cash Notes, or approximately $0.6 million of additional interest expense per year through June 2009, notwithstanding this separate adjustment of this derivative liability in other expense or income.

In addition, we will apply the guidance set forth in Emerging Issues Task Force (“EITF”) Issue No. 00-27 which specifies the appropriate basis to account for contingent beneficial conversion premiums. The Plus Cash Notes have several features that could lead to a beneficial conversion premium in the future. A beneficial conversion premium may arise if and when upon conversion of the Plus Cash Notes by the holder or issuer, we elect and are permitted to settle the make-whole provision or plus cash amount of $500 with our common stock instead of with cash. In addition, if we decide to settle the interest accruing to the holders of the Plus Cash Notes with our common stock, a beneficial conversion premium may need to be recorded. These beneficial conversion premiums, if any, will be recorded as incremental interest expense at the time of such transactions. Finally, we may need to record a beneficial conversion premium at the end of the exchange period and new money offering period if our closing price of our common stock on such day is below the simple average of the closing bid prices of our common stock for the five trading days ending on and including the second trading day immediately preceding the expiration of the exchange offer. This beneficial conversion premium would be recorded as a discount on the Plus Cash Notes and will be accreted to par value though quarterly interest charges over the five-year term of the Plus Cash Notes.

To the extent that existing notes are not validly tendered or accepted in the exchange offer, the amount attributed to the Plus Cash Notes would decrease, the amount attributed to the existing notes would increase and the accumulated deficit would increase. The financial data at March 31, 2004 in the following table are derived from our consolidated financial statements as of and for the year ended March 31, 2004.

	March 31, 2004
	Actual	As Adjusted
	(dollars in thousands)
Long term debt:
6% Convertible Senior Plus Cash NotesSM due June 1, 2009 (Plus Cash Notes)	$—	$124,123
less: discount on Convertible Plus Cash Notes	—	(2,800)
6% Convertible Subordinate Notes due 2007 (existing notes)	127,900	—

Total long-term debt(1)	$127,900	$121,323

Commitments and contingencies
Stockholders’ (deficit) equity:
Common stock $.002 par value; authorized 100,000,000 shares; issued and outstanding, 26,530,924 shares at March 31, 2004	53	53
Additional paid-in capital	250,378	250,378
Deferred compensation	(142)	(142)
Accumulated other comprehensive income	(32)	(32)
Deficit accumulated during the development stage(2)	(274,187)	(247,187)

Total stockholders’ (deficit) equity	(23,930)	3,070

Total capitalization	$104,510	$124,393

(1)	The March 31, 2004, As Adjusted 6% Convertible Senior Plus Cash NotesSM balance of $121.3 million represents the fair value of the Plus Cash Notes of $99.1 million issued pursuant to the exchange offer, reflecting the exchange ratio of 77.5%, less the discount of $2.8 million relating to the fair value the make-whole provisions on the Plus Cash Notes, and plus the $25 million raised from the new money offering
(2)	The March 31, 2004, As Adjusted accumulated deficit balance of $247.2 million reflects the net gain of $27.0 million on the assumed early extinguishment of the outstanding existing notes.

Item 12. Results of Operations and Financial Condition

On May 4, 2004, the Company issued a press release announcing its financial results for its first quarter ended March 31, 2004. A copy of the press release is set forth in Exhibit 99.1 attached hereto.

Signatures

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

VIROPHARMA INCORPORATED

Date: May 4, 2004	By:	/s/ Thomas F. Doyle
Thomas F. Doyle
Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit Number
99.1	Press release dated May 4, 2004